Exhibit 99.2

Risk Factors Relating to the Notes

On September 18, 2019, SailPoint Technologies Holdings, Inc. (the “Company”) announced its intent to offer, subject to market conditions and other factors, $300 million in aggregate principal amount of convertible senior notes due 2024 (the “notes”) in a private placement to qualified institutional buyers pursuant to Rule 144A under the Securities Act of 1933, as amended. The following risk factors will be applicable if such offering is completed:

Servicing our future debt may require a significant amount of cash, and we may not have sufficient cash flow from our business to do so.

Our ability to make scheduled payments of the principal of, to pay interest on or to refinance our indebtedness, including the notes and any future borrowings under our credit agreement, depends on our future performance, which is subject to economic, financial, competitive and other factors beyond our control. Our business may not continue to generate cash flow from operations in the future sufficient to service our debt and make necessary capital expenditures. If we are unable to generate such cash flow, we may be required to adopt one or more alternatives, such as selling assets, restructuring debt or obtaining additional equity capital on terms that may be onerous or highly dilutive. Our ability to refinance our indebtedness will depend on the capital markets and our financial condition at such time. We may not be able to engage in any of these activities or engage in these activities on desirable terms. In addition, our credit facility and any of our future debt agreements may contain restrictive covenants that prohibit us from adopting any of these alternatives. Our failure to comply with these covenants could result in an event of default, which, if not cured or waived, could result in the acceleration of our debt.

In addition, holders of the notes have the right to require us to repurchase their notes upon the occurrence of a fundamental change (as defined in the indenture governing the notes) at a repurchase price equal to 100% of the principal amount of the notes to be repurchased, plus accrued and unpaid interest, if any. In such event, we may not have enough available cash or be able to obtain financing at the time to make repurchases of the notes surrendered therefor. In addition, our ability to repurchase the notes may be limited by our existing credit agreement or agreements governing our future indebtedness. Our failure to repurchase the notes at a time when the repurchase is required by the indenture governing the notes would constitute a default under such indenture. A default under the indenture or the fundamental change itself could also lead to a default under agreements governing our existing credit facility or future indebtedness. If the repayment of the related indebtedness were to be accelerated after any applicable notice or grace periods, we may not have sufficient funds to repay the indebtedness and repurchase the notes.

In addition, our indebtedness, combined with our other financial obligations and contractual commitments, could have other important consequences. For example, it could:

•	make us more vulnerable to adverse changes in general U.S. and worldwide economic, industry and competitive conditions and adverse changes in government regulation;

•	limit our flexibility in planning for, or reacting to, changes in our business and our industry;

•	place us at a disadvantage compared to our competitors who have less debt;

•	limit our ability to borrow additional amounts to fund acquisitions, for working capital and for other general corporate purposes; and

•	make an acquisition of our company less attractive or more difficult.

Any of these factors could harm our business, financial condition and operating results. In addition, if we incur additional indebtedness, the risks related to our business and our ability to service or repay our indebtedness would increase.

The conditional conversion feature of the notes, if triggered, may adversely affect our financial condition and operating results.

In the event the conditional conversion feature of the notes is triggered, holders of notes will be entitled to convert the notes at any time during specified periods at their option. If one or more holders elect to convert their notes, unless we elect to satisfy our conversion obligation by delivering solely shares of our common stock (other than paying cash in lieu of delivering any fractional share), we would be required to settle a portion or all of our conversion obligation through the payment of cash, which could adversely affect our liquidity. In addition, even if holders do not elect to convert their notes, we could be required under applicable accounting rules to reclassify all or a portion of the outstanding principal of the notes as a current rather than long-term liability, which would result in a material reduction of our net working capital.

The capped call transactions relating to the notes may affect the value of our common stock.

Our notes may become in the future convertible at the option of their holders under certain circumstances. The conversion of some or all of the notes would dilute the ownership interests of existing stockholders to the extent we satisfy our conversion obligation by delivering shares of our common stock upon any conversion of such notes. If holders of the notes elect to convert their notes, we may settle our conversion obligation by delivering to them a significant number of shares of our common stock, which would cause dilution to our existing stockholders.

In connection with the pricing of the notes, we expect to enter into privately-negotiated capped call transactions with the option counterparties. The capped call transactions are expected generally to reduce the potential dilution to our common stock upon any conversion of notes and/or offset any potential cash payments we are required to make in excess of the principal amount of converted notes, as the case may be, with such reduction and/or offset subject to a cap. If the initial purchasers exercise their option to purchase additional notes, we expect to enter into additional capped call transactions with the option counterparties.

We expect that, in connection with establishing their initial hedges of the capped call transactions, the option counterparties or their respective affiliates will purchase shares of our common stock and/or enter into various derivative transactions with respect to our common stock concurrently with or shortly after the pricing of the notes, including with certain investors in the notes. This activity could increase (or reduce the size of any decrease in) the market price of our common stock at that time. In addition, we expect that the option counterparties or their respective affiliates may modify their hedge positions by entering into or unwinding various derivatives with respect to our common stock and/or purchasing or selling our common stock or other securities of ours in secondary market transactions following the pricing of the notes and prior to the maturity of the notes (and are likely to do so during any observation period related to a conversion of notes). This activity could also cause or avoid an increase or a decrease in the market price of our common stock. Also, if any such capped call transactions fail to become effective, whether or not the offering of the notes is completed, the option counterparties or their respective affiliates may unwind their hedge positions with respect to our common stock, which could adversely affect the value of our common stock.

We do not make any representation or prediction as to the direction or magnitude of any potential effect that the transactions described above may have on the price of our common stock. In addition, we do not make any representation that the option counterparties will engage in these transactions or that these transactions, once commenced, will not be discontinued without notice.

The accounting method for convertible debt securities that may be settled in cash, such as the notes, could have a material effect on our reported financial results.

In May 2008, the FASB issued FASB Staff Position No. APB 14-1, Accounting for Convertible Debt Instruments That May Be Settled in Cash Upon Conversion (Including Partial Cash Settlement), which has subsequently been codified as Accounting Standards Codification 470-20, Debt with Conversion and Other Options (“ASC 470-20”). Under ASC 470-20, an entity must separately account for the liability and equity components of the convertible debt instruments (such as the notes) that may be settled entirely or partially in cash upon conversion in a manner that reflects the issuer’s economic interest cost. The effect of ASC 470-20 on the accounting for the notes is that the equity component is required to be included in the additional paid in capital section of stockholders’ equity on our consolidated balance sheet at issuance, and the value of the equity component would be treated as original issue discount for purposes of accounting for the debt component of the notes. As a result, we will be required to record a greater amount of non-cash interest expense in current periods presented as a result of the amortization of the discounted carrying value of the notes to their face amount over the term of the notes. We will report larger net losses or lower net income in our financial results because ASC 470-20 will require interest to include both the current period’s amortization of the debt discount and the instrument’s non-convertible coupon interest rate, which could adversely affect our reported or future financial results, the trading price of our common stock and the trading price of the notes.

In addition, under certain circumstances, convertible debt instruments (such as the notes) that may be settled entirely or partly in cash are currently accounted for utilizing the treasury stock method, the effect of which is that the shares issuable upon conversion of such notes are not included in the calculation of diluted earnings per share except to the extent that the conversion value of such notes exceeds their principal amount. Under the treasury stock method, for diluted earnings per share purposes, the transaction is accounted for as if the number of shares of common stock that would be necessary to settle such excess, if we elected to settle such excess in shares, are issued. We cannot be sure that the accounting standards in the future will continue to permit the use of the treasury stock method. For example, the Financial Accounting Standards Board recently published an exposure draft proposing to amend these accounting standards to eliminate the treasury stock method for convertible instruments and instead require application of the “if-converted” method. Under that method, if it is adopted, diluted earnings per share would generally be calculated assuming that all the notes were converted solely into shares of our common stock at the beginning of the reporting period, unless the result would be anti-dilutive. If we are unable or otherwise elect not to use the treasury stock method in accounting for the shares issuable upon conversion of the notes, then our diluted earnings per share would be adversely affected.

Other Risk Factors

The following risk factors update and supplement certain of the risk factors previously provided under “Risk Factors” in Part I, Item 1A. in the Company’s Annual Report on Form 10-K for the year ended December 31, 2018:

A shift in our business from selling licenses to selling subscriptions could materially and adversely affect our financial condition, operating results and liquidity, and our business, financial condition, operating results and prospects could be materially and adversely affected if we fail to successfully manage this shift.

We believe the industry is experiencing a marked shift from purchasing software via licenses to purchasing software via subscriptions, and we are evaluating how and when to most effectively respond to this industry shift. As we make this transition and sell subscription-based arrangements, our license revenue will be negatively impacted and to a lesser extent our subscription revenue could be positively impacted.

We believe that continued growth of subscription revenue as a percentage of total revenue will lead to a more predictable revenue model and increase our visibility to future period total revenues. However, in a subscription-based arrangement with a customer, we typically:

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recognize revenue (i) ratably over the term of the applicable agreement if the software is delivered as a service, whereas we typically recognize revenue from perpetual licenses upfront upon delivering the applicable license, or (ii) upfront if the software is purchased on a subscription-based license (for example, a term license) and deployed on the customer’s premises, but for an amount less than we would charge for a perpetual license; meaning in each case that for a given customer, we will initially recognize less revenue if our software is delivered via a subscription-based arrangement rather than as a perpetual license; and

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invoice the customer for subscription fees annually, and at an amount less than we would charge initially for a perpetual license, meaning that for a given customer, initially our billings and our cash flows will decrease.

As a result, during any period of significant shifts to subscription-based arrangements, our revenue and cash flows, financial condition, operating results and liquidity may be materially and adversely affected in such period. Additionally, if a greater percentage of our customers purchase our solutions through subscription-based arrangements than we expect in any period, our revenue and earnings will likely fall below expectations for that period and our cash flows may be lower than expected. Furthermore, our business, financial condition, operating results and prospects could be materially and adversely affected if we fail to successfully manage this industry shift, which depends upon our ability to, among other things, properly price our subscription-based arrangements, deliver software as a service, retain our customers, and further develop or acquire related technologies and infrastructure.

In addition, in accordance with ASC 606, when a license of intellectual property is not distinct, it is combined with other goods and services as a single performance obligation. Our advanced identity analytics solution, IdentityAI, which is delivered as a subscription service, is designed to complement our IdentityIQ and IdentityNow solutions and is not intended to be utilized separately from those solutions. Accordingly, we believe that revenue from an IdentityIQ license that is sold with an IdentityAI subscription should generally be recognized ratably over the term of the IdentityAI agreement. Thus, as sales of IdentityAI increase, we expect that a greater proportion of our fees from IdentityIQ licenses will be recognized ratably rather than upfront, which, particularly when added to the effects of the shift to subscription-based arrangements on our revenues and earnings discussed above, could materially and adversely affect our business, financial condition, operating results and prospects.

Although we had positive net income of $3.7 million in 2018, we have a history of losses, and we may not be able to generate sufficient revenue to achieve and sustain profitability.

Until the year ended December 31, 2018, we incurred net losses in each prior year since our inception, including net losses of $7.6 million and $3.2 million for the years ended December 31, 2017 and 2016, respectively, and for the six months ended June 30, 2019, our net loss was $17.6 million. We cannot assure you that we will achieve profitability in the future or that we will be able to sustain profitability. We expect our operating expenses to increase significantly as we continue to expand our sales and marketing efforts, continue to invest in research and development, particularly for our cloud-based solutions, and expand our operations in existing and new geographies and vertical markets. While our revenue has grown in recent years, if our revenue declines or fails to grow at a rate faster than increases in our operating expenses, we will not be able to maintain profitability in future years. In particular, as discussed in the risk factor above, our revenues may be materially and adversely affected during any period of significant shifts to subscription-based arrangements, and as a result, we may again generate losses.

We have experienced rapid growth in recent periods, and our recent growth rates may not be indicative of our future growth.

We have experienced rapid growth in recent years. Our revenue grew from $132.4 million to $248.9 million from the year ended December 31, 2016 to the year ended December 31, 2018. In future periods, we may not be able to sustain revenue growth consistent with recent history, or at all. We believe our revenue growth depends on a number of factors, including, but not limited to:

•	our ability to attract new customers and retain and increase sales to existing customers;

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our ability to, and the ability of our channel partners to, successfully deploy and implement our solutions, increase our existing customers’ use of our solutions and provide our customers with excellent customer support;

•	our ability to develop our existing solutions and introduce new solutions;

•	our ability to hire substantial numbers of new sales and marketing, research and development and general and administrative personnel, and expand our global operations; and

•	our ability to increase the number of our technology partners.

If we are unable to achieve any of these requirements, our revenue growth will be adversely affected. In addition, as discussed above, our revenue growth may be materially and adversely affected during any period of significant shifts to subscription-based arrangements.

Any failure to offer high-quality customer support may adversely affect our relationships with our customers, which could adversely affect our business.

We typically bundle customer support with arrangements for our solutions. In deploying and using our platform and solutions, our customers typically require the assistance of our support teams to resolve complex technical and operational issues. We may be unable to modify the nature, scope and delivery of our customer support to compete with changes in product support services provided by our competitors. Increased customer demand for support, without corresponding revenue, could increase costs and adversely affect our operating results. We may also be unable to respond quickly enough to accommodate short-term increases in customer demand for support. Our sales are highly dependent on our reputation and on positive recommendations from our existing customers. Customer satisfaction will become even more important as our customers increasingly shift to subscription-based arrangements. Any failure to maintain high-quality customer support, or a market perception that we do not maintain high-quality product support, could adversely affect our reputation and our ability to sell our solutions to existing and new customers.

We may acquire or invest in companies, which may divert our management’s attention and result in additional dilution to our stockholders. We may be unable to integrate acquired businesses and technologies successfully or achieve the expected benefits of such acquisitions, and acquisitions, particularly of development stage companies, may adversely affect our operating results and liquidity as well as our ability to meet expectations.

Our success will depend, in part, on our ability to expand our solutions and services and grow our business in response to changing technologies, customer demands and competitive pressures. In some circumstances, we may choose to do so through the acquisition of, or investment in, new or complementary businesses and technologies rather than through internal development. As a function of the industry in which we operate, we may acquire development stage companies that are not yet profitable, and that require continued investment, which could adversely affect our results of operations and liquidity as well as our ability to meet expectations, particularly if they were formulated prior to such acquisitions. Development stage companies generally involve a higher degree of risk and have not been proven, require additional capital to develop, and typically do not generate enough revenue to offset increased expenses associated therewith.

The identification of suitable acquisition or investment candidates can be difficult, time-consuming and costly, and we may not be able to successfully complete identified acquisitions or investments. The risks we face in connection with acquisitions and/or investments include:

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an acquisition may negatively affect our operating results because it may require us to incur charges or assume substantial debt or other liabilities, may cause adverse tax consequences or unfavorable accounting treatment, may expose us to claims and disputes by stockholders and third parties, including intellectual property claims and disputes, or may not generate sufficient financial return to offset additional costs and expenses related to the acquisition;

•	we may encounter difficulties or unforeseen expenditures in integrating the business, technologies, products, personnel or operations of any company that we acquire;

•	an acquisition or investment may disrupt our ongoing business, divert resources, increase our expenses and distract our management;

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an acquisition may result in a delay or reduction of customer purchases for both us and the company acquired due to customer uncertainty about continuity and effectiveness of service from either company;

•	we may encounter difficulties in, or may be unable to, successfully sell any acquired products or effectively integrate them into or with our existing solutions;

•	our use of cash to pay for acquisitions or investments would limit other potential uses for our cash;

•	if we incur debt to fund any acquisitions or investments, such debt may subject us to material restrictions on our ability to conduct our business; and

•	if we issue a significant amount of equity securities in connection with future acquisitions, existing stockholders may be diluted and earnings per share may decrease.

The occurrence of any of these risks could prevent us from realizing the anticipated benefits of an acquisition and could adversely affect our business, operating results and financial condition.